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Exhibit 12.1

     Statement of Computation of Deficiency of Earnings to Fixed Charges
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

Deficiency of earnings
 to fixed charges (1)        $3,961           $ 35,025        $   782     $13,388
                             ======           ========        =======     =======
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(1) For the periods indicated, earnings were inadequate to cover fixed charges.
    For purposes of determining the deficiency of earnings to fixed charges, loss is defined as loss from continuing operations.

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